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                                                                     Exhibit 3.2

                            [FORM OF POST IPO STATUTE]

                                   "STATUTE OF
                               NETIA HOLDINGS S.A.

                              I. GENERAL PROVISIONS

                                      SS. 1

The name of the Company shall be "Netia Holdings" Spolka Akcyjna. The Company may use an abbreviation of its name: "NETIA HOLDINGS" S.A. The seat of the Company shall be the Capital City of Warsaw.

                                      SS. 2

The Company may establish divisions, branches, plants and representative offices and other entities, and may also participate in other companies in Poland and abroad.

                                      SS. 3

The scope of activity of the Company shall be:

a) design, manufacture and use of internal (company internal and other) telecommunication systems,

b) design and introduction of new telecommunication designs and techniques,

c) provision of telecommunication services within the scope of internal (company internal and other) telecommunication systems,

d)       manufacturing and leasing of telecommunication equipment,

e)       conducting domestic trade,

f) conducting imports in connection with services offered by the Company, the shareholders and partners,

g)       conducting exports of services provided by the Company,

h)       export and import of telecommunication equipment,

i)       rendering telecommunication services,

j) export and import shall not include goods, the trade of which requires a concession,

k) organizing and implementing commercial undertakings individually or together with other entities, including undertakings within the scope of construction for housing purposes, including the sale, rental and management of buildings and parts thereof,

l) undertaking land managing commercial ventures by means of holdings and equity stakes held by the Company, including granting loans and guarantees as part of the holding structure,
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m)       granting loans and credits to the entities whose shares the Company holds directly or indirectly.

                                      SS. 4

The founders of the Company are:

1) INTERNATIONAL COMMUNICATION TECHNOLOGIES Inc., with its seat in Los Angeles, USA
2)       GRUPA INWESTYCYJNA NYWIG Sp. z o.o, with its seat in Warsaw
3)       PROMACO Sp. z o.o, with its seat in Warsaw
4)       UNITRONEX CORP., with its seat in Wooddale, Illinois, USA
5)       TOWARZYSTWO ROZWOJU TELEKOMUNIKACJI, with its seat in Warsaw
6)       METRONEX S.A., with its seat in Warsaw
7)       Andrzej Radziminski, domiciled at ul. Filtrowa 89 m. 53, Warsaw
8)       Aleksander Szwarc, domiciled at ul.Hetmanska 12B,Warsaw
9)       Donald Mucha, domiciled at ul. Al. Stanow Zjednoczonych 20 m. 39,
         Warsaw
10)      Krzysztof Korba, domiciled at ul. Czechowa 2 m. 186, Warsaw
11)      Jacek Slowakiewicz, domiciled at ul. Orlego Lotu 2 m. 60, Warsaw
12)      Marian Benda, domiciled at ul.Lagiewnickiej 32, Bytom
13)      Janina Kopacka, domiciled at ul. Paderewskiego 9a m. 5, Rudaael(1)ska
14)      Leopold Benda, domiciled at ul. Akantu 17a, Warsaw
15)      Edward Jedrzejowicz, domiciled at W 39 SS 30, Birch Grove, London, UK.
16)      Andrzej Wawrzenczak, domiciled at ul. Braci Za(3)uskich 3 m. 126,
         Warsaw
17)      Ryszard Lewandowski, domiciled at Chynow 75
18)      Grzegorz Gorski, domiciled at Nowe Grabice 32 (Chynow)
19)      Zbigniew Przybyszewski,  domiciled at Wola Chynowska
20)      Boguslaw Chmielewski, domiciled at ul. Chopina  19 m. 17, Gora
         Kalwaria
21)      Jan Drobiecki, domiciled at ul. Chopina 19 m 12, Gora Kalwaria
22)      Wladyslaw Balinski, domiciled at ul. Warecka 10 m 16, Warsaw
23)      Janusz Blaszczak, domiciled at ul. Gwiazdzista 29 m. 81, Warsaw
24)      Jerzy Dygdon, domiciled at ul. Don - Kichota 5, Warsaw
25)      Grzegorz Figlarz, domiciled at ul. B.Polaka 1 m. 28, Warsaw
26)      Tadeusz Gruszka, domiciled at ul. Kasprzaka 92 m 54, Warsaw
27)      Zbigniew Hayder, domiciled at ul. Sandomierska 13 m. 20, Warsaw
28)      Roman Jarocki, domiciled at ul. Kobielska 13 m 73, Warsaw
29)      Jerzy Kantorski, domiciled at ul. Rakowiecka 41a m. 12, Warsaw
30)      Anna Kasowicz, domiciled at ul. Kazury 14 m. 50, Warsaw
31)      Marian Kolosinski, domiciled at Linin 33 m. 21, Gora Kalwaria
32)      Janusz Krzysztofinski, domiciled at ul. Slowackiego 5 m. 13, Warsaw
33)      Zofia Ledwos, domiciled at ul. Gorczewska 24 m. 60, Warsaw
34)      Andrzej Piatkowski, domiciled at ul. Oskara Lange 8 m. 82, Warsaw
35)      Stanislawa Sobieranska, domiciled at ul. Irzykowskiego 5 m. 28,
         Warsaw
36)      Elzbieta Zandecka, domiciled at ul. Szarych Szeregow 8 m. 11, Warsaw
37)      Andrzej Wadecki domiciled at ul. Plocka 8 m. 66, Warsaw
38) Frederic Henri Chapus domiciled at 20 Rue des Sables du Mulin Avent, 78112 Fourqueux, France


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                          II. SHARE CAPITAL AND SHARES

                                      SS. 5

1. The share capital of the Company amounts to 158,965,032 (say: one hundred fifty eight millions nine hundred sixty five thousand thirty two) zlotys and is divided into 26,494,172 (say: twenty six millions four hundred ninety four thousand one hundred seventy two) shares of par value 6.00 (six) zlotys each.

2. The share capital is contributed by the Company founders together with third parties, and is contributed in the amount of PLN 26,108,331.15 (say: twenty six million one hundred eight thousand three hundred thirty one and 15/100 zlotys) as a non-cash contribution, and up to the amount of 132,856,700.85 (say: one hundred thirty two millions eight hundred fifty six thousand seven hundred and 85/100) zlotys was contributed in cash.

3.       The shares of the company are classified as follows:

         a)       1,000 privileged registered series A1 shares,
         b)       1,000 privileged registered series A2 shares,
         c)       1,000 privileged registered series A3 shares,
         d)       1,000 privileged registered series A4 shares,
         e)       1,000 privileged registered series A5 shares,
         f)       1,000 privileged registered series A6 shares,
         g)       3,727,340 normal registered series B shares,
         h)       17,260,832 normal bearer series C shares,
         i)       5,500,000 normal bearer series D shares.

                                      SS. 6

1.       Shares of the Company may be registered shares and bearer shares.

2.       Bearer shares may not be transformed into registered shares.

3. Registered series A1 to A5 shares shall give their holder additional privileges in the form of the rights specified in ss. 18.2 of this Statute and registered series A6 shares shall give their holder additional privileges in the form of the rights specified in ss.
         15.2.4. These privileges expire upon transfer of any of the series from A1 to A6 shares. Series A1 to A6 shares may not be transformed into bearer shares.

                                      SS. 7

The share capital may be increased by way of an issue of registered or bearer shares against cash and in-kind contributions or by increasing the nominal value of existing shares.

                          III. OTHER CAPITAL AND FUNDS

                                      SS. 8

1. Besides the share capital the Company establishes the following capital and funds:

         1)       the reserve capital,
         2)       the spare capital,
         3)       the employee social benefits fund.


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2.       By resolutions of the General Assembly of Shareholders other funds may be established.

3. The Company may issue bonds, including convertible bonds and securities within the scope allowed by law.

                             IV. COMPANY AUTHORITIES

                                      SS. 9

The bodies of the Company shall be:

1)       the General Assembly of Shareholders,
2)       the Supervisory Board,
3)       the Management Board.

                                     SS. 10

The Management Board shall convene the ordinary General Assembly of Shareholders not later than 6 (six) months following the end of the financial year.

                                     SS. 11

The General Assembly of Shareholders shall be convened by way of an announcement to the shareholders published in MONITOR SADOWY I GOSPODARCZY.

                                     SS. 12

Unless the provisions of the Commercial Code or these Statutes provide otherwise, resolutions of the General Assembly of Shareholders shall be adopted by a simple majority of votes cast, provided that the resolutions on a Company merger, Company dissolution or transfer of the enterprise of the Company or transfer of a material part thereof, shall be adopted by a majority of 4/5 of the votes cast.

                                     SS. 13

1. Resolutions of the General Assembly of Shareholders shall be required in matters provided for in the Commercial Code, and in particular regarding decisions on division and distribution of profit.

2. In this Statute: "TELIA" shall mean Telia AB (publ.) a company organized under the laws of the Kingdom of Sweden; "DANKNER" shall mean Dankner Investments Limited, a public company incorporated under the laws of Israel; "TREFOIL" shall mean Trefoil Capital Investors L.P., a limited partnership organized under the laws of Delaware; "SHAMROCK" shall mean Shamrock Holdings, Inc., a corporation organized under the laws of Texas; the "GSCP ENTITIES" shall collectively mean GS Capital Partners L.P., a limited partnership organized under the laws of Delaware, Stone Street Fund 1994, L.P., a limited partnership organized under the laws of Delaware and Bridge Street Fund 1994, L.P., a limited partnership organized under the laws of Delaware; the "WP ENTITIES" shall collectively mean Warburg, Pincus Equity Partners, a Delaware limited partnership, L.P., Warburg, Pincus Ventures International, L.P., a Bermuda limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Dutch limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Dutch limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Dutch limited partnership.


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         In this Statute: "PERMITTED CONTROLLED AFFILIATE TRANSFEREE" shall mean any firm, company or corporation which Telia, Dankner, Trefoil, Shamrock, the GSCP Entities or the WP Entities shall directly or indirectly control (and in the case of Dankner, shall include Matav Cable System Media Ltd., a company organized under the laws of Israel, for so long as that entity is directly or indirectly controlled by Dankner) and which upon acquiring any Company's shares from Telia, Dankner, Trefoil, Shamrock, the GSCP Entities or the WP Entities, agrees to be bound by the provisions of the Shareholders' Agreement No. 1 among Telia, Dankner, Shamrock, the WP Entities and Netia Holdings S.A., dated June 28, 1999 and the Shareholders' Agreement No. 2 among Telia, Dankner, Trefoil, Shamrock, the GSCP Entities, the WP Entities and Netia Holdings S.A., dated _________, 199_ , (in the case of the WP Entities Permitted Controlled Affiliate Transferee shall include
         Warburg Netia Holding Limited, a company organized under the laws of Cyprus); "CONTROL" means the right to exercise, directly or indirectly, more than 50% (fifty percent) of the voting rights attributable to the shares of the controlled entity or the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or strategy of the controlled entity.

3. The Management Board shall submit the proposed resolutions of the General Assembly of Shareholders for a prior opinion of the Supervisory Board of the Company. Draft proposed resolutions shall be delivered to the members of the Supervisory Board not later than 10 (ten) days prior to the date of the General Assembly of Shareholders. If the Supervisory Board fails to give its opinion on any proposed resolution 1 (one) day before the day of the General Assembly of Shareholders, such proposed resolution shall be deemed to be not approved by the Supervisory Board. A negative opinion or the lack of an opinion of the Supervisory Board shall not be an obstacle to adoption of such resolution by the General Assembly of Shareholders.

                                     SS. 14

The Shareholders may participate in the General Assembly of Shareholders and exercise their right to vote in person or by proxies. Members of the Management Board of the Company and the Company employees may not act as proxies at the General Assembly of Shareholders.

                                     SS. 15

1. The Supervisory Board shall consist of 11 (eleven) members. Except as otherwise provided in this Section, members of the Supervisory Board shall be appointed and dismissed by the General Assembly of Shareholders.

2. Telia, Dankner, Trefoil, Shamrock, the WP Entities and/or their respective Permitted Controlled Affiliate Transferees shall enjoy individual rights to appoint and dismiss members of the Supervisory Board, in compliance with the following terms and conditions:

         1)       a)       As long as Telia and/or its Permitted Controlled
                           Affiliate Transferees own Company's shares entitling them to at least 10% of votes at the General Assembly of Shareholders, Telia or its Permitted Controlled
                           Affiliate Transferees shall have the right to appoint and dismiss 3 (three) members of the Supervisory
                           Board of the Company (each of the members appointed by Telia shall be referred to as "Telia Supervisory
                           Board Member");


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                  b)       As long as Telia and/or its Permitted Controlled
                           Affiliate Transferees own Company's shares entitling them to 5% or more, but less than 10% of votes at the General Assembly of Shareholders, Telia or its Permitted Controlled Affiliate Transferees shall have the right to appoint and dismiss 2 (two) members of the Supervisory Board of the Company;

                  c) As long as any one or all of Dankner, Trefoil, Shamrock, the GSCP Entities and/or their Permitted Controlled Affiliate Transferees in the aggregate own shares in the Company entitling them to at least 10% of votes at the General Assembly of Shareholders, then Dankner, Trefoil and Shamrock or their Permitted Controlled Affiliate Transferees, acting together, shall have the right to appoint and dismiss 3 (three) members of the Supervisory Board of the Company (each of the members appointed by Dankner, Trefoil and Shamrock, or their Permitted Controlled Affiliate Transferees shall be referred to as "Dankner/Shamrock Supervisory Board Member");

                  d) As long as any one or all of Dankner, Trefoil, Shamrock, the GSCP Entities and/or their Permitted Controlled Affiliate Transferees in the aggregate own shares in the Company entitling them to 5% or more, but less than 10% of votes at the General Assembly of Shareholders, then Danker, Trefoil and Shamrock or their Permitted Controlled Affiliate Transferees, acting together, shall have the right to appoint and dismiss 2 (two) members of the Supervisory Board of the Company;

                  e) As long as the WP Entities and/or their Permitted Controlled Affiliate Transferees own shares in the Company entitling them to at least 5% of votes at the General Assembly of Shareholders, then the WP Entities or their Permitted Controlled Affiliate Transferees shall have the right to appoint and dismiss 1 (one) member of the Supervisory Board of the Company (member appointed by the WP Entities shall be referred to as the "WP Supervisory Board Member");

                  f) As long as the WP Entities and/or their Permitted Controlled Affiliate Transferees, in the aggregate, own Company's shares entitling them to 5% of votes at the General Assembly of Shareholders, then Dankner, Trefoil, Shamrock, the GSCP Entities, Telia and the WP Entities shall each be entitled to put forth potential candidates and shall jointly have the right to appoint one such Supervisory Board Member (the "Jointly-Agreed Supervisory Board Member"), it being their intention to appoint a person with experience and expertise in international telecommunications activities.

         2)       a)       If at any time the number of votes that Telia
                           and/or its Permitted Controlled Affiliate Transferees hold at the General Assembly of Shareholders, decreases for any reason to 5% or more but less than 10%, or to less than 5%, of the total number of votes at the General Assembly of Shareholders of the Company, the Management Board of the Company shall immediately convene an extraordinary General Assembly of Shareholders in order, respectively, (i) to dismiss 1 (one) Telia Supervisory Board Member or, to dismiss all the Telia Supervisory Board Members, and
                           (ii) to elect, by the General Assembly of Shareholders, a new member or new members, as the case may be, of the Supervisory Board.

                  b) If at any time the number of votes that any or all of Dankner, Trefoil, Shamrock, the GSCP Entities and their Permitted Controlled Affiliate Transferees in the aggregate hold at the General Assembly of Shareholders, decreases for any reason to 5% or more but less than 10%, or to less than 5%, of the total number of votes at the General Assembly of Shareholders of the Company, the Management Board of the Company shall immediately convene an extraordinary General Assembly of Shareholders in order, respectively, (i) to dismiss 1 (one) Dankner/Shamrock Supervisory Board Member, or to dismiss all the Dankner/Shamrock Supervisory Board Members, and (ii) to elect, by the General Assembly of Shareholders, a new member or new members, as the case may be, of the Supervisory Board.

                  c) If at any time, the number of votes that the WP Entities and/or their Permitted Controlled Affiliate Transferees hold at the General Assembly of Shareholders, decreases for any reason to less than 5%, of the total number of votes at the General Assembly of Shareholders of the Company, the Management Board of the Company shall immediately convene an extraordinary General Assembly of Shareholders in order, respectively, (i) to dismiss the WP Supervisory Board Member and the Jointly-Agreed Supervisory Board Member (ii) to elect, by the General Assembly of Shareholders, a new member or new members, as the case may be, of the Supervisory Board.

                  d) At any time prior to the extraordinary General Assembly of Shareholders convened pursuant hereto, Telia or its Permitted Controlled Affiliate Transferees, Dankner, Shamrock, Trefoil or their Permitted Controlled Affiliate Transferees, or the WP Entities or their Permitted Controlled Affiliate Transferees, may dismiss any of the Supervisory Board members appointed by them respectively. If Telia, Dankner, Shamrock, Trefoil, the WP Entities or their Permitted Controlled Affiliate Transferees fail to dismiss any of the Supervisory Board members appointed by them respectively, the General Assembly of Shareholders may dismiss such members at its own discretion.

         3) 3 (three) members of the Supervisory Board shall be elected by the General Assembly of Shareholders; PROVIDED THAT that such members shall be Independent Members of the Supervisory Board. An "Independent Member" is a person who:

                  a) is not an Executive Officer of the Company or any of its subsidiaries or of any Affiliate of the Company or is not a member of the immediate family (or has a similar relationship) with any such person;

                  b) does not have a business or professional relationship with the Company or any of its subsidiaries that is material to the Company or such person; or

                  c) does not have an ongoing business or professional relationship with the Company or any of its subsidiaries, whether or not material in an economic sense, that involves continued dealings with management of the Company such as the relationship between Company and its investment bankers or legal counsel.

In this Statute: "Affiliate" shall mean any firm, company or corporation which, directly or indirectly, controls, is controlled by or is under common control with, Telia, Dankner, Trefoil, Shamrock, the GSCP Entities, the WP Entities or Netia Holdings S.A.; "subsidiary" shall mean an entity in which the Company holds more than 50% of the voting stock or has the right to appoint


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at least 50% of the members of the Management Board or the Supervisory Board or similar governing or supervisory authority of such entity;

"Executive Officer" shall mean members of the Management Board of the Company, liquidators, chief accountant of the Company, in-house legal counsel and all persons responsible for managing the Company and reporting directly to the Management Board.

         4) 1 (one) member of the Supervisory Board shall be appointed and dismissed by holders of series A6 shares; PROVIDED that, such privilege has not terminated pursuant to ss. 6.3 above and, upon termination, such member shall be elected by the General Assembly of Shareholders and shall be an Independent Member.

3. Except as otherwise provided in this Section, the Supervisory Board shall appoint the Chairman of the Supervisory Board and the Vice-Chairman of the Supervisory Board from among its members.

4. As long as Telia and/or its Permitted Controlled Affiliate Transferees own shares in the Company entitling them to at least 20% of votes at the General Assembly of Shareholders, the Chairman of the Supervisory Board shall be appointed by Telia or its Permitted Controlled Affiliate Transferees; PROVIDED that such selection is approved by Dankner, Trefoil and Shamrock, acting together, on the one hand, and the WP Entities, acting together, on the other hand, such approval not to be unreasonably withheld. The Chairman shall have the power to cast the deciding votes in the event of a voting deadlock among the members of the Supervisory Board. Approval by Dankner, Trefoil and Shamrock of the selection of the Chairman will be required only for so long as they and their Permitted Controlled Affiliates Transferees, in the aggregate, hold five percent (5%) or more of the outstanding voting securities of the Company, and approval by the WP Entities of the selection of the Chairman will be required only for so long as the WP Entities and their Permitted Controlled Affiliates, in the aggregate, own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company.

5. As long as any one or all of Dankner, Trefoil, Shamrock, the GSCP Entities and their Permitted Controlled Affiliate Transferees, in the aggregate, own shares in the Company entitling them to at least 20% of votes at the General Assembly of Shareholders, the Vice Chairman of the Supervisory Board shall be appointed by Dankner, Trefoil and Shamrock, acting together; PROVIDED that such selection is approved by Telia, on the one hand, and the WP Entities, on the other hand, such approval not to be unreasonably withheld. Approval by Telia of the selection of the Vice Chairman will be required only for so long as Telia and its Permitted Controlled Affiliates own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company, and approval by the WP Entities of the selection of the Vice Chairman will be required only for so long as the WP Entities and their Permitted Controlled Affiliates, in the aggregate, own Shares constituting five percent (5%) or more of the outstanding voting securities of the Company.

6. Meetings of the Supervisory Board shall be convened at least once every quarter and shall be chaired by the Chairman of the Supervisory Board. The Chairman shall also convene meetings of the Supervisory Board at the written request of the Management Board of the Company or any member of the Supervisory Board.

7. The Supervisory Board may appoint an Executive Committee from among its members.

                                     SS. 16

1. The competency of the Supervisory Board shall include general supervision of the activities of the Company. Resolutions of the Supervisory Board shall be required in matters provided for in the Commercial Code and Paragraph 2 of this Section.

2. Resolutions of the Supervisory Board regarding the following matters shall require the approval of a majority of the members of the Supervisory Board:

         a) presentation to the Company's General Assembly of Shareholders of a written report on the results of the Supervisory Board's examination of the Company's balance sheet and the profit and loss statement;

         b) presentation to the Company's General Assembly of Shareholders of a written report on the results of the Supervisory Board's examination of the report of the Management Board and the recommendations of the Management Board with respect to the distribution of profits or coverage of losses;

         c) the appointment and removal of the members of the Management Board (except for any members with respect to whom this Company Statute reserves the right of appointment to one or more shareholders), and the issuance of by-laws for the Management Board;

         d) setting or changing the compensation for the members of the Management Board and defining other terms and conditions of their employment, and the setting and changing of any incentive plan for the Management Board and other key employees;

         e)       approval of business plans and budgets for the Company;

         f) unless provided in the most recent business plan or budget of the Company approved by the Supervisory Board, consent to incurring or making loans or other indebtedness in excess of US$100,000 on a single or a series of related transactions or the equivalent amount in Polish zlotys or any other currencies;

         g) unless provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the authorization of capital expenditures, assumption of obligations or commitments in excess of US$100,000 in a single or a series of related transactions or the equivalent amount in Polish zlotys or any other currencies;

         h) unless provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the giving of any guarantee or indemnity with respect to the obligations of liability of any other entity, which guarantee or indemnity shall be in excess of US$100,000 in a single or a series of related transactions or the equivalent amount in Polish zlotys or any other currencies;

         i) unless provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the acquisition of real estate for a purchase price exceeding US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies;

         j) unless provided in the most recent business plan of budget of the Company approved by the Supervisory Board, consent to the sale, lease, pledge, hypothecation encumbering or transferring any of the Company's assets having a value in excess of US$100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or any other currencies, provided, however, that sales of products and obsolete equipment in the ordinary course of business will be subject to no restrictions;

         k) unless provided in the most recent business plan or budget of the Company approved by the Supervisory Board, the making of any investment or funding of any amounts in or with respect to any non-telecommunications related business or operations of the Company (including, for this purpose, Uni-Net Sp. z o.o. with registered seat in Warsaw), whether under contractual arrangements existing at the time of such investment or funding or otherwise;

         l) consent to the commencement, settlement, assignment, compromise or release of any claim of or against the Company in excess of US $100,000 in a single or series of related transactions or the equivalent amount in Polish zlotys or other currencies;

         m) bidding for any license or concession or agreeing to the material modification of any existing license of the Company or any subsidiary;

         n) consent to acquiring shares of or investing in other entities other than in existing subsidiaries of the Company;

         o) any matter concerning which the Management Board reached a voting deadlock and which has been certified to the Supervisory Board in accordance with Paragraph 5 of Section 18 of this Statute.

3.       Approval of majority of the Independent Members shall be required for
         (1) the conclusion by the Company of a contract with an affiliate (defined below) and (2) setting or changing the compensation of the members of the Management Board, or approving their employment contracts. For this Paragraph 3 of Section 16, "affiliate" shall mean
         (i) a member of the Management Board or Supervisory Board or the cousin or relative of up to the second degree of such member, (ii) a shareholder holding shares entitling it to at least 10% of votes at the General Meeting or (iii) an entity controlled by, controlling or under common control with the aforementioned persons. For the purposes of this Paragraph 3, "control" shall mean the possibility of even indirect influence over the management or business policy of the controlled entity through holding shares with the right to vote in such entity, a shareholders' agreement, an agreement for official receivership of votes (umowa syndykowania g(3)osow) or in any other similar manner, even if not connected with a written agreement.

                                     SS. 17

1. Meetings of the Supervisory Board shall be convened by written notices sent to each member of the Supervisory Board informing them of the date, the time, the venue and the agenda, at least 14 (fourteen) days prior to the planned meeting. Meetings of the Supervisory may be held without formal convening if all the members of the Supervisory Board agree for such a meeting and the proposed agenda.

2. The meetings of the Supervisory Board may be participated in by means of a telephone in a manner allowing mutual communication between all the members of the Supervisory Board present. Resolutions adopted during such conference shall be effective if the


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         minutes were signed by each member of the Supervisory Board participating in such meeting.

3. Resolutions of the Supervisory Board shall only be valid if a quorum is present at such meeting. Quorum shall consist of a majority of the total number of members of the Supervisory Board, but must include at least one Telia Supervisory Board Member for so long as Telia and/or its Permitted Controlled Affiliate Transferees own Company's shares entitling them to at least 20% of votes at the General Assembly of Shareholders, at least one Dankner/Shamrock Supervisory Board Member, for so long as any one or all of Dankner, Shamrock, Trefoil, the GSCP Entities and their Permitted Controlled Affiliate Transferees, in the aggregate, own the Company's shares entitling them to at least 20% of votes at the General Assembly of Shareholders, and at least one WP Supervisory Board Member for so long as the WP Entities and/or their Permitted Controlled Affiliate Transferees own Company shares entitling them to at least 20% of votes at the General Assembly of Shareholders. If at a properly convened meeting of the Supervisory Board no quorum is present, those members of the Supervisory Board who are present shall be authorized to adjourn the meeting by written notice to the remaining members for a date not sooner than 5 (five) business days following the date on which the meeting was to be held, and at such adjourned meeting no quorum shall be required.

4. The rules governing the operation of the Supervisory Board shall be specified in the By-laws of the Supervisory Board, which shall be adopted by the Supervisory Board.

5. Reasonable out-of pocket expenses incurred by members of the Supervisory Board in connection with attending meetings and fulfilling other obligation as board members, shall be reimbursed by the Company.

                                     SS. 18

1. The Company Management Board shall consist of 6 (six) members; provided that, upon expiration of the privileges, pursuant to ss. 6.3 above, held by holders of series A1 to A5 shares, the Management Board shall consist of 5 (five) members. The Management Board shall appoint and dismiss the President of the Management Board from among its members.

2. 5 (five) Members of the Management Board shall be appointed and dismissed by the Supervisory Board. 1 (one) member of the Management Board shall be appointed and dismissed by holders of series A1 to A5 shares, acting together, for as long as the holders of such shares have the right to appoint such member.

3. The Management Board shall manage the activities of the Company, shall adopt resolutions necessary for performance of tasks and shall represent the Company before courts, authorities, offices and third parties.

4. The Management Board shall handle the matters, which are not within the exclusive competence of the General Assembly of Shareholders or the Supervisory Board.

5. Resolutions of the Management Board shall be adopted by a simple majority of votes. Any matter concerning which the President of the Management Board certifies has reached a voting deadlock shall be decided by the Supervisory Board.


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

6. Two members of the Management Board acting together or one member of the Management Board acting together with a commercial proxy (PROKURENT) shall be authorized to make declarations and to sign on behalf of the Company.

7. Reasonable out-of-pocket expenses incurred by members of the Management Board in connection with attending meetings and fulfilling other obligation as board members, shall be reimbursed by the Company.

                               V FINAL PROVISIONS

                                     SS. 19

If all but one of Telia, Dankner, Trefoil, Shamrock or the WP Entities, or their Permitted Controlled Affiliate Transferees, cease to own shares of the Company entitling them to at least 2.5% of votes (Trefoil and Shamrock to be treated as one shareholder for these purposes) at the General Meeting of Shareholders, the provisions of ss.ss. 13.2, 15.2, 15.4, 15.5, 16.2, 16.3 and 17.3 shall terminate.

                                     SS. 20

1. Liquidation and dissolution of the Company shall be undertaken in cases provided for by law or pursuant to a resolution of the General Assembly of Shareholders.

2. Liquidators shall be members of the Management Board unless the General Assembly of Shareholders appoints other liquidators.

                                     SS. 21

In any and all matters not provided for in this Statute, the provisions of the Commercial Code and other provisions of Polish law shall apply.

                                     SS. 22

The Company was established by transformation into a joint stock company of "R.P. Telekom" Spolka z ograniczona odpowiedzialnoscia, the Shareholders of which were the founders listed in Section 4.


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